ISSUER FREE WRITING

PROSPECTUS

Dated August 18, 2014

Filed Pursuant to Rule 433

Registration No. 333-194706

ZBB ENERGY CORPORATION

ZBB Energy Corporation (the “Company”) has filed a registration statement on Form S-3 (including a prospectus) with the SEC on March 20, 2014. The registration statement became effective on June 25, 2014. This communication relates to such offering. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC, including the preliminary prospectus supplement filed on August 18, 2014, for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company or the underwriter in the offering will arrange to send you the prospectus if you request it by calling (262) 253-9800.

On August 18, 2014, the Company filed a Current Report on Form 8-K with the SEC. The Form 8-K is attached hereto.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 18, 2014

ZBB Energy Corporation

(Exact name of registrant as specified in charter)

Wisconsin	001-33540	39-1987014
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification Number)

N93 W14475 Whittaker Way, Menomonee Falls, Wisconsin		53051
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (262) 253-9800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.02	Termination of a Material Definitive Agreement.

On March 13, 2013, ZBB Energy Corporation (the “Company”) entered into a Common Stock Purchase Agreement (the “Purchase Agreement”) with Aspire Capital Fund, LLC, an Illinois limited liability company (“Aspire Capital”), which provided that, upon the terms and subject to the conditions and limitations set forth therein, Aspire Capital was committed to purchase up to an aggregate of $10 million of shares of the Company’s common stock over the two-year term of the Purchase Agreement. On August 18, 2014, the Company provided notice to Aspire Capital electing to terminate the Purchase Agreement.

Item 8.01	Other Information

Recent Financial Results

On August 18, 2014, the Company announced a proposed underwritten public offering of 9,600,000 shares of its common stock. The offering is subject to market conditions and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering. The shares will be issued pursuant to a prospectus supplement to be filed as part of a shelf registration statement filed with the Securities and Exchange Commission on Form S-3.

Craig-Hallum Capital Group LLC is acting as sole managing underwriter for the proposed offering.

The prospectus supplement for the offering includes the following information concerning anticipated financial results for the fiscal year ended June 30, 2014.

We have not yet completed preparation of financial statements for the year ended June 30, 2014, but based on preliminary data available to us, we expect to report:

•	total revenue ranging from $7.8 million to $7.9 million for such period, compared to $7.7 million for the year ended June 30, 2013;
•	total operating expenses ranging from $16.4 million to $16.7 million for such period, compared to $19.3 million for the year ended June 30, 2013; and
•	net loss attributable to common shareholders ranging from $8.8 million to $9.2 million for such period, compared to $11.9 million for the year ended June 30, 2013.

We expect results of operations for the quarter ended June 30, 2014 to include an estimated charge ranging from $1.5 million to $1.8 million due to a product upgrade initiative we established late in the fourth quarter of fiscal 2014. Subsequent to commercialization, installation and commissioning of units in the field we have garnered meaningful insights that have resulted in system design modifications and other general upgrades that have improved performance, efficiency, and reliability. In the interest of enhancing customer satisfaction, we launched an initiative to implement these improvements at certain locations of our installed base over fiscal 2015.

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We anticipate filing our Annual Report on Form 10-K for the year ended June 30, 2014 on or about September 29, 2014. Our actual results for the year ended June 30, 2014 may differ materially from our expectations. Additionally, during the preparation of our consolidated financial statements for the year ended June 30, 2014, we may identify items that would require us to make adjustments, which may be material, to the estimates described above. This preliminary financial data has been prepared by and is the responsibility of our management. Baker Tilly Virchow Krause, LLP has not audited, reviewed, compiled or performed any procedures with respect to this preliminary financial data, and accordingly, Baker Tilly Virchow Krause, LLP does not express an opinion or any other form of assurance with respect thereto. For a discussion of the risks that may cause our results of operations to differ from our expectations, see “Risk Factors” elsewhere in the prospectus supplement.

New Investment Partner for China Joint Venture

On August 30, 2011, we entered into agreements providing for establishment of a joint venture to develop, produce, sell, distribute and service advanced storage batteries and power electronics in China (the “Joint Venture”). Joint Venture partners include ZBB PowerSav Holdings Limited, AnHui Xinlong Electrical Co. and Wuhu Huarui Power Transmission & Transformation Engineering Co.

The Joint Venture was established in November 2011 and operates through a jointly owned company located in Wuhu City, Anhui Province named Anhui Meineng Store Energy Co., Ltd. (“Meineng Energy”).

Meineng Energy was initially capitalized with approximately $13.6 million of equity capital, which included approximately $9.5 million of cash and a contribution of technology from us to Meineng Energy via a license agreement valued at approximately $4.1 million by Meineng Energy.

On August 12, 2014 Meineng Energy received a cash investment of 20,000,000 RMB (approximately $3.2 million) from Wuhu Fuhai-Haoyan Venture Investment, L.P., a branch of Shenzhen Oriental Fortune Capital Co., Ltd., for a post-closing equity position of 8%. Subject to receipt of required governmental approval for this investment, which is expected to be received in August or September, 2014, this investment capital will be used to fund ongoing operations and development of the China market, and provides Meineng Energy a 250,000,000 RMB (approximately $42 million) post-closing valuation.

Following this investment our indirect interest in Meineng Energy equals approximately 30%.

This information contained in this Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation, or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

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Cautionary Information About Forward-Looking Statements

Certain statements made in this Current Report on Form 8-K contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended that are intended to be covered by the "safe harbor" created by those sections. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as "believe," "expect," "may," "will," "should," "could," "seek," "intend," "plan," "estimate," "anticipate" or other comparable terms. Forward-looking statements in this Current Report on Form 8-K may address the following subjects among others: statements regarding the sufficiency of our capital resources, expected operating losses, expected revenues, expected operating expenses, expected charges and our expectations concerning our business strategy. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including those risks and uncertainties described in the Risk Factors and in Management's Discussion and Analysis of Financial Condition and Results of Operations sections of our most recently filed Annual Report on Form 10-K and our subsequently filed Quarterly Reports on Form 10-Q. We urge you to consider those risks and uncertainties in evaluating our forward-looking statements. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZBB Energy Corporation

Dated:	August 18, 2014	By:	/s/ Eric C. Apfelbach
		Name:	Eric C. Apfelbach
		Title:	Chief Executive Officer

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